Golden Phoenix Announces the Sale of its 10% Interest in the Santa Rosa, Panama Gold Project

AMERICAN FORK, UTAH, February 18, 2014 - Golden Phoenix Minerals, Inc. (OTC Bulletin Board: GPXM) (“Golden Phoenix” or the “Company”) is pleased to announce it has entered into a definitive agreement to sell its 10% ownership interest in the Santa Rosa, Panama gold project for US$2.6 million.

In September 2011, the Company and its partner formed a Panamanian corporation, subsequently renamed Vera Gold Corporation (“Vera Gold”), for the purpose of developing and operating mining concessions pertaining to the Santa Rosa Gold Mine located in the Province of Veraguas, Panama.  Pursuant to an agreement entered into in July 2012, the Company and its partner agreed to terminate the original agreement to develop the Santa Rosa Gold Mine, and the Company retained a 10% interest in Vera Gold.

On February 12, 2014, the Company completed negotiations for a Share Purchase Agreement, whereby it sold its 10% ownership in Vera Gold to certain foreign investors for US$2.6 million, with $260,000 payable to the Company upon full execution of the agreement with the balance of $2,340,000 payable to the Company on or before April 14, 2014.  The Company received full payment of the $260,000 on February 18, 2014.  Final closing of the sale and the transfer of the 10% ownership in Vera Gold are expressly contingent upon the Company receiving all proceeds.

“The sale of our interest in the Santa Rosa Gold Mine will provide much needed funding to help capitalize the Company, extinguish certain debt and provide some working capital to commence planned exploration activities on our joint-ventured Nevada Properties,” said Donald Gunn, President of the Company.

About the Company: Golden Phoenix Minerals, Inc. is a U.S. mining company with a current growth strategy focused on the expansion of operations through the development of gold and silver mineral properties into joint ventures or royalty mining projects.  The Company’s current mineral properties consist of options to acquire interests in the Mhakari and North Springs properties in Nevada.  More information on the Company can be found at www.goldenphoenix.us.

Forward-Looking Statements: Information contained herein regarding pending legal matters or strategy, optimism related to the business, expanding exploration, development activities and other such statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to the safe harbors created thereby. While the Company believes such statements are reasonable, they are based on current expectations, estimates and projections about the Company's business and are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Actual results could vary materially from the description limited herein due to many factors including continued market prices for the Company’s mineral products, domestic and international business and economic conditions, and other risk factors listed in the Company's Securities and Exchange Commission (SEC) filings under “risk factors” and elsewhere. The Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

For More Information, Contact:
Golden Phoenix Investor Relations
Telephone (801) 418-9378
Email: investors@goldenphoenix.us